First Internet Bancorp Reports Second Quarter 2020 Results

Highlights for the second quarter include:

•Total revenue of $19.4 million, net income of $3.9 million and diluted earnings per share of $0.40

•Cost of interest-bearing deposits decreased 30 bps from the first quarter

•Accelerated SBA platform build-out through further sales and operations hires
•
•As of July 17, 2020, loan balances of $365.8 million, or 12.6% of total loans, remained on deferral programs, down from a peak of $647.2 million, or 22.4%, in late May

Fishers, Indiana, July 22, 2020 – First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), announced today financial and operational results for the second quarter of 2020. Net income for the second quarter of 2020 was $3.9 million, or $0.40 diluted earnings per share. This compares to net income of $6.0 million, or $0.62 diluted earnings per share, for the first quarter of 2020, and net income of $6.1 million, or $0.60 diluted earnings per share, for the second quarter of 2019.

“Throughout the COVID-19 pandemic, we have focused on our customers whose families and businesses have been impacted by the virus,” said David Becker, Chairman, President and Chief Executive Officer. “For many borrowers, we were able to provide peace of mind in uncertain times by deferring loan payments for 60-90 days. And, because we have always served our nationwide customer base remotely, we were able to assist our customers when they needed us most, without missing a beat, even as we worked to transition our associates to telework. We have already seen a significant reduction in deferrals, and all of our borrowers coming off deferrals have resumed normal payment schedules.

“In the second quarter, our overall credit quality remained solid. Our direct-to-consumer mortgage business produced another quarter of strong results and has a healthy pipeline as we begin the third quarter. We continue to expand our national SBA platform, adding to our already strong and talented team of professionals, and we are excited about the near-term outlook for this government-guaranteed lending business.

“In addition, our efforts on the deposit side of our balance sheet continued to produce results as we shifted the mix of our deposits while reducing interest expense. We believe that we still have significant opportunities to reprice our deposits lower while maintaining relatively stable asset yields, and these bode well for our net interest income and net interest margin in future periods.

“We are well-capitalized and have the financial strength to serve our clients during this public health crisis. I would like to thank the entire First Internet team for their resilience and hard work during this challenging time,” Becker concluded.

Net Interest Income and Net Interest Margin
Net interest income for the second quarter of 2020 was $14.4 million, compared to $15.0 million for the first quarter of 2020 and $16.1 million for the second quarter of 2019. On a fully-taxable equivalent basis, net interest income for the second quarter was $15.9 million, compared to $16.6 million for the first quarter of 2020 and $17.7 million for the second quarter of 2019.

Total interest income for the second quarter of 2020 was $34.2 million, a decrease of 5.6%, compared to the first quarter of 2020, and a decrease of 7.1% compared to the second quarter of 2019. On a fully-taxable equivalent basis, total interest income for the second quarter was $35.7 million, a decrease of 5.6% compared to the first quarter of 2020, and a decrease of 7.3% compared to the second quarter of 2019.

Pandemic Impact: Interest income declined during the second quarter following the Federal Reserve rate cuts in the first quarter of 2020, which negatively impacted the yields earned on variable rate loans and securities as well as cash balances. Furthermore, market uncertainty encouraged a continued flight to safety for consumers and small businesses. Rapid growth in deposit balances led to an increase in average cash balances of $152.8 million quarter-over-quarter.

The decline in short term interest rates reduced the yield earned on the loan portfolio by 11 bps to 4.00% as compared to the prior quarter. In total, the yield on interest-earning assets for the second quarter of 2020 declined to 3.24% from 3.62% in the prior quarter.

Total interest expense for the second quarter of 2020 was $19.8 million, a decrease of 6.7% compared to the first quarter of 2020 and a decrease of 4.5% compared to the second quarter of 2019. The decrease compared to the linked quarter was due mainly to a decline of 30 bps in the cost of interest-bearing deposits, partially offset by an increase in the average balance of these deposits. The decrease in deposit costs reflects a continued decline in the rates paid on deposits as well as a shift in the deposit mix.

During the second quarter of 2020, the cost of money market deposits decreased by 43 bps while the average balance of these deposits grew $222.5 million, or 25.7%. The Company lowered money market rates 60-70 bps throughout the quarter.

Furthermore, the cost of certificates and brokered deposits decreased 18 bps while balances decreased by $62.2 million, or 3.0%. During the second quarter, new certificates and brokered deposits were originated at a weighted average cost of 1.08% while maturing deposits had a weighted average cost of 2.64%.

Net interest margin (“NIM”) was 1.37% for the second quarter of 2020, compared to 1.50% for the first quarter of 2020 and 1.73% for the second quarter of 2019. On a fully-taxable equivalent basis, NIM decreased 15 bps to 1.50% for the second quarter of 2020, from 1.65% for the first quarter of 2020, and was down 41 bps from 1.91% for the second quarter of 2019. The decrease in fully-taxable equivalent NIM compared to the linked quarter was due mainly to the decline in loan yields, which had a negative impact of 24 bps, as well as lower yields earned on securities and cash balances, which each had a negative impact of 7 bps. These were partially offset by deposit costs, which had a positive impact of 23 bps.

Noninterest Income
Noninterest income for the second quarter of 2020 was $5.0 million, down from $6.2 million for the first quarter of 2020, and up from $3.5 million for the second quarter of 2019. The decrease compared to the first quarter of 2020 was driven primarily by lower gain on sale of loans sold during the quarter and a modest decrease in revenue from mortgage banking activities.

Pandemic Impact: Due to market conditions, the Company did not sell any public finance, single tenant lease financing or portfolio residential mortgage loans in the second quarter. Secondary market volatility early in the quarter led to a modest decrease in mortgage banking revenue; however, the secondary market has stabilized and origination activity is strong going into the third quarter.

The Company sold $11.5 million of U.S. Small Business Administration (“SBA”) 7(a) guaranteed loans at a net gain of $0.8 million in the second quarter of 2020, representing continued growth in this line of business with a robust pipeline heading into the third quarter.

Noninterest Expense
Noninterest expense for the second quarter of 2020 was $13.2 million, compared to $13.5 million for the first quarter of 2020 and $11.7 million for the second quarter of 2019. The decrease from the first quarter of 2020 was due primarily to lower consulting and professional fees, loan expenses and deposit insurance premium, partially offset by an increase in other expense.

Pandemic Impact: In an effort to prevent the spread of COVID-19 in its facilities, the Company incurred costs in the second quarter to enable its employees to work remotely and to promote social distancing and enhanced disinfection for those employees who continued to work from the Company’s offices. The majority of these costs will be amortized over future periods. The Company also made a $250,000 charitable contribution to assist small businesses and nonprofits address the economic challenges of the COVID-19 pandemic.

Income Taxes
The Company reported an income tax benefit of $0.3 million for the second quarter of 2020 compared to income tax expense of $0.3 million and an effective tax rate of 4.2% for the first quarter of 2020 and income tax expense of $0.3 million and an effective tax rate of 5.3% for the second quarter of 2019. The income tax benefit was primarily due to the decrease in pre-tax earnings compared to the linked quarter.

Loans and Credit Quality
Total loans as of June 30, 2020 were $3.0 billion, an increase of $81.6 million, or 2.8%, compared to March 31, 2020, and an increase of $112.5 million, or 3.9%, compared to June 30, 2019. Total commercial loan balances were $2.4 billion as of June 30, 2020, an increase of $98.8 million, or 4.3%, compared to March 31, 2020, and an increase of $203.5 million, or 9.3%, compared to June 30, 2019.

Pandemic Impact: The Company originated 449 SBA Paycheck Protection Plan (“PPP”) loans totaling $58.9 million in the second quarter, accounting for a significant portion of the quarterly growth. Pursuant to terms in the CARES Act and the PPP Flexibility Act, payments on these loans are currently deferred. PPP loans are fully guaranteed by the SBA.

Total consumer loan balances were $523.0 million as of June 30, 2020, a decrease of $16.2 million, or 3.0%, compared to March 31, 2020, and a decrease of $116.8 million, or 18.3%, compared to June 30,
2019. The decline in consumer loan balances from March 31, 2020 was due primarily to increased prepayment activity in the residential mortgage loan portfolio.

Total delinquencies 30 days or more past due decreased to 0.25% of total loans as of June 30, 2020, down from 0.32% as of March 31, 2020 and up slightly from 0.24% as of June 30, 2019. The decrease in delinquencies compared to the linked quarter was due primarily to a decline in delinquent residential mortgage loans. Overall credit quality remained relatively stable as nonperforming loans to total loans was 0.28% as of June 30, 2020, compared to 0.26% at March 31, 2020 and 0.19% as of June 30, 2019.

The allowance for loan losses as a percentage of total loans was 0.82% as of June 30, 2020, or 0.84% when excluding SBA PPP loans, compared to 0.79% as of March 31, 2020 and 0.70% as of June 30, 2019.

Pandemic Impact: During the quarter, the Company made additional adjustments to qualitative factors in its allowance model to reflect the continued economic uncertainty resulting from the COVID-19 pandemic. As a result, both the amount of the allowance for loan losses and the allowance as a percentage of total loans increased compared to March 31, 2020.

Net charge-offs of $0.9 million were recognized during the second quarter of 2020, resulting in net charge-offs to average loans of 0.12%, compared to 0.06% for the first quarter of 2020 and 0.04% for the second quarter of 2019. Compared to the prior quarter, the increase in net charge-offs was due primarily to a $0.7 million charge-off in the healthcare finance portfolio, partially offset by an increase in recoveries.

The provision for loan losses in the second quarter of 2020 was $2.5 million, compared to $1.5 million for the first quarter of 2020 and $1.4 million for the second quarter of 2019. The increase of $1.0 million, or 70.5%, compared to the linked quarter was due primarily to the adjustments to the qualitative factors in the allowance model discussed above and, to a lesser extent, the charge-off in the healthcare finance portfolio.

Capital
As of June 30, 2020, total shareholders’ equity was $307.7 million, an increase of $2.6 million, or 0.8%, compared to March 31, 2020, primarily due to the net income earned during the quarter, partially offset by an increase in accumulated other comprehensive loss. Book value per common share increased to $31.40 as of June 30, 2020, up from $31.13 as of March 31, 2020, and up from $29.56 as of June 30, 2019. Tangible book value per share at June 30, 2020 was $30.92, up from $30.65 and up from $29.10, each as of the same reference dates.
The following table presents the Company’s and the Bank’s regulatory and other capital ratios as of June 30, 2020.

	As of June 30, 2020
	Company	Bank

Total shareholders’ equity to assets	7.12%	7.85%
Tangible common equity to tangible assets [1]	7.01%	7.75%
Tier 1 leverage ratio [2]	7.50%	8.22%
Common equity tier 1 capital ratio [2]	10.97%	12.05%
Tier 1 capital ratio [2]	10.97%	12.05%
Total risk-based capital ratio [2]	14.16%	12.88%

[1] This information represents a non-GAAP financial measure. For a discussion of non-GAAP financial measures, see the section below entitled "Non-GAAP Financial Measures."
[2] Regulatory capital ratios are preliminary pending filing of the Company's and the Bank's regulatory reports.

Conference Call and Webcast
The Company will host a conference call and webcast at 12:00 p.m. Eastern Time on Thursday, July 23, 2020 to discuss its quarterly financial results. The call can be accessed via telephone at (888) 348-3664. A recorded replay can be accessed through August 23, 2020 by dialing (877) 344-7529; passcode: 10145915.

Additionally, interested parties can listen to a live webcast of the call on the Company's website at www.firstinternetbancorp.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $4.3 billion as of June 30, 2020. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans, SBA financing and treasury management services in select geographies. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements
This press release may contain forward-looking statements with respect to the financial condition, results of operations, trends in lending policies, plans, objectives, future performance or business of the Company. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “pending,” “plan,” “position,” “preliminary,” “remain,” “should,” “will,” “would” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. The COVID-19 pandemic crisis is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects remains uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, public finance, SBA and healthcare finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, average tangible common equity and return on average tangible common equity, total interest income – FTE, net interest income – FTE, net interest margin – FTE and allowance for loan losses to loans, excluding PPP loans, are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Director of Corporate Administration	Executive Vice President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net income	$3,932	$6,019	$6,121	$9,951	$11,817

Per share and share information
Earnings per share - basic	$0.40	$0.62	$0.60	$1.02	$1.16
Earnings per share - diluted	0.40	0.62	0.60	1.02	1.16
Dividends declared per share	0.06	0.06	0.06	0.12	0.12
Book value per common share	31.40	31.13	29.56	31.40	29.56
Tangible book value per common share [1]	30.92	30.65	29.10	30.92	29.10
Common shares outstanding	9,799,047	9,801,825	10,016,458	9,799,047	10,016,458
Average common shares outstanding:
Basic	9,768,227	9,721,485	10,148,285	9,798,528	10,182,770
Diluted	9,768,227	9,750,528	10,148,285	9,802,427	10,186,833
Performance ratios
Return on average assets	0.37%	0.59%	0.65%	0.47%	0.64%
Return on average shareholders' equity	5.15%	7.78%	8.26%	6.48%	8.09%
Return on average tangible common equity [1]	5.23%	7.90%	8.39%	6.58%	8.22%
Net interest margin	1.37%	1.50%	1.73%	1.43%	1.79%
Net interest margin - FTE [1,2]	1.50%	1.65%	1.91%	1.58%	1.97%
Capital ratios [3]
Total shareholders' equity to assets	7.12%	7.32%	7.48%	7.12%	7.48%
Tangible common equity to tangible assets [1]	7.01%	7.22%	7.37%	7.01%	7.37%
Tier 1 leverage ratio	7.50%	7.82%	8.06%	7.50%	8.06%
Common equity tier 1 capital ratio	10.97%	10.78%	11.08%	10.97%	11.08%
Tier 1 capital ratio	10.97%	10.78%	11.08%	10.97%	11.08%
Total risk-based capital ratio	14.16%	13.90%	14.31%	14.16%	14.31%
Asset quality
Nonperforming loans	$8,195	$7,443	$5,386	$8,195	$5,386
Nonperforming assets	10,304	9,622	8,041	10,304	8,041
Nonperforming loans to loans	0.28%	0.26%	0.19%	0.28%	0.19%
Nonperforming assets to total assets	0.24%	0.23%	0.20%	0.24%	0.20%
Allowance for loan losses to:
Loans	0.82%	0.79%	0.70%	0.82%	0.70%
Loans, excluding PPP loans	0.84%	0.79%	0.70%	0.84%	0.70%
Nonperforming loans	298.5%	307.1%	370.9%	298.5%	370.9%
Net charge-offs to average loans	0.12%	0.06%	0.04%	0.09%	0.04%
Average balance sheet information
Loans	$2,943,165	$2,931,108	$2,889,478	$2,937,136	$2,825,178
Total securities	657,622	630,879	558,352	644,251	540,905
Other earning assets	594,296	415,927	248,996	505,111	247,871
Total interest-earning assets	4,241,690	4,024,800	3,723,424	4,133,245	3,634,630
Total assets	4,330,174	4,099,932	3,805,021	4,215,053	3,716,755
Noninterest-bearing deposits	73,758	60,456	42,566	67,107	42,558
Interest-bearing deposits	3,270,720	3,089,045	2,879,007	3,179,882	2,804,257
Total deposits	3,344,478	3,149,501	2,921,573	3,246,989	2,846,815
Shareholders' equity	306,868	311,005	297,148	308,937	294,530

1 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited)
Amounts in thousands
	June 30, 2020	March 31, 2020	June 30, 2019
Assets
Cash and due from banks	$7,016	$5,726	$5,638
Interest-bearing deposits	491,603	345,542	342,660
Securities available-for-sale, at fair value	589,017	608,682	522,334
Securities held-to-maturity, at amortized cost	68,295	66,331	35,826
Loans held-for-sale	38,813	52,394	30,642
Loans	2,973,674	2,892,093	2,861,156
Allowance for loan losses	(24,465)	(22,857)	(19,976)
Net loans	2,949,209	2,869,236	2,841,180
Accrued interest receivable	21,093	16,960	18,887
Federal Home Loan Bank of Indianapolis stock	25,650	25,650	25,650
Cash surrender value of bank-owned life insurance	37,474	37,238	36,527
Premises and equipment, net	23,939	18,883	14,405
Goodwill	4,687	4,687	4,687
Servicing asset	2,522	2,415	—
Other real estate owned	2,065	2,065	2,619
Accrued income and other assets	63,217	112,337	77,774
Total assets	$4,324,600	$4,168,146	$3,958,829

Liabilities
Noninterest-bearing deposits	$82,864	$70,562	$44,040
Interest-bearing deposits	3,297,925	3,107,944	2,962,223
Total deposits	3,380,789	3,178,506	3,006,263
Advances from Federal Home Loan Bank	514,913	514,911	514,906
Subordinated debt	69,681	69,605	69,375
Accrued interest payable	1,073	3,293	2,930
Accrued expenses and other liabilities	50,433	96,704	69,235
Total liabilities	4,016,889	3,863,019	3,662,709
Shareholders' equity
Voting common stock	220,418	219,893	224,244
Retained earnings	108,431	105,100	87,454
Accumulated other comprehensive loss	(21,138)	(19,866)	(15,578)
Total shareholders' equity	307,711	305,127	296,120
Total liabilities and shareholders' equity	$4,324,600	$4,168,146	$3,958,829

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Amounts in thousands, except per share data
	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest income
Loans	$29,730	$30,408	$30,842	$60,138	$60,060
Securities - taxable	3,276	3,619	3,540	6,895	6,864
Securities - non-taxable	457	572	668	1,029	1,352
Other earning assets	759	1,645	1,794	2,404	3,567
Total interest income	34,222	36,244	36,844	70,466	71,843
Interest expense
Deposits	15,763	17,208	17,147	32,971	32,533
Other borrowed funds	4,033	4,018	3,592	8,051	6,961
Total interest expense	19,796	21,226	20,739	41,022	39,494
Net interest income	14,426	15,018	16,105	29,444	32,349
Provision for loan losses	2,491	1,461	1,389	3,952	2,674
Net interest income after provision for loan losses	11,935	13,557	14,716	25,492	29,675
Noninterest income
Service charges and fees	182	212	225	394	461
Loan servicing revenue	255	251	—	506	—
Loan servicing asset revaluation	(90)	(179)	—	(269)	—
Mortgage banking activities	3,408	3,668	2,664	7,076	4,281
Gain (loss) on sale of loans	762	1,801	(66)	2,563	(170)
Gain (loss) on sale of securities	—	41	(458)	41	(458)
Other	456	417	1,089	873	1,712
Total noninterest income	4,973	6,211	3,454	11,184	5,826
Noninterest expense
Salaries and employee benefits	7,789	7,774	6,642	15,563	12,963
Marketing, advertising and promotion	411	375	466	786	935
Consulting and professional fees	932	1,177	835	2,109	1,649
Data processing	339	375	328	714	645
Loan expenses	399	599	292	998	606
Premises and equipment	1,602	1,625	1,497	3,227	2,997
Deposit insurance premium	435	485	747	920	1,302
Other	1,337	1,076	902	2,413	1,721
Total noninterest expense	13,244	13,486	11,709	26,730	22,818
Income before income taxes	3,664	6,282	6,461	9,946	12,683
Income tax (benefit) provision	(268)	263	340	(5)	866
Net income	$3,932	$6,019	$6,121	$9,951	$11,817

Per common share data
Earnings per share - basic	$0.40	$0.62	$0.60	$1.02	$1.16
Earnings per share - diluted	$0.40	$0.62	$0.60	$1.02	$1.16
Dividends declared per share	$0.06	$0.06	$0.06	$0.12	$0.12

All periods presented have been reclassified to conform to the current period classification

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$2,989,772	$29,730	4.00%	$2,977,994	$30,408	4.11%	$2,916,076	$30,842	4.24%
Securities - taxable	560,947	3,276	2.35%	531,046	3,619	2.74%	460,816	3,540	3.08%
Securities - non-taxable	96,675	457	1.90%	99,833	572	2.30%	97,536	668	2.75%
Other earning assets	594,296	759	0.51%	415,927	1,645	1.59%	248,996	1,794	2.89%
Total interest-earning assets	4,241,690	34,222	3.24%	4,024,800	36,244	3.62%	3,723,424	36,844	3.97%
Allowance for loan losses	(23,388)			(22,059)			(19,275)
Noninterest-earning assets	111,872			97,191			100,872
Total assets	$4,330,174			$4,099,932			$3,805,021

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$137,487	$237	0.69%	$122,925	$219	0.72%	$117,665	$214	0.73%
Savings accounts	37,204	92	0.99%	30,345	78	1.03%	37,507	106	1.13%
Money market accounts	1,089,063	3,541	1.31%	866,605	3,743	1.74%	592,106	2,995	2.03%
Certificates and brokered deposits	2,006,966	11,893	2.38%	2,069,170	13,168	2.56%	2,131,729	13,832	2.60%
Total interest-bearing deposits	3,270,720	15,763	1.94%	3,089,045	17,208	2.24%	2,879,007	17,147	2.39%
Other borrowed funds	584,543	4,033	2.77%	584,465	4,018	2.76%	548,932	3,592	2.62%
Total interest-bearing liabilities	3,855,263	19,796	2.07%	3,673,510	21,226	2.32%	3,427,939	20,739	2.43%
Noninterest-bearing deposits	73,758			60,456			42,566
Other noninterest-bearing liabilities	94,285			54,961			37,368
Total liabilities	4,023,306			3,788,927			3,507,873
Shareholders' equity	306,868			311,005			297,148
Total liabilities and shareholders' equity	$4,330,174			$4,099,932			$3,805,021

Net interest income		$14,426			$15,018			$16,105

Interest rate spread			1.17%			1.30%			1.54%
Net interest margin			1.37%			1.50%			1.73%
Net interest margin - FTE [2,3]			1.50%			1.65%			1.91%

1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Six Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$2,983,883	$60,138	4.05%	$2,845,854	$60,060	4.26%
Securities - taxable	545,997	6,895	2.54%	445,006	6,864	3.11%
Securities - non-taxable	98,254	1,029	2.11%	95,899	1,352	2.84%
Other earning assets	505,111	2,404	0.96%	247,871	3,567	2.90%
Total interest-earning assets	4,133,245	70,466	3.43%	3,634,630	71,843	3.99%
Allowance for loan losses	(22,724)			(18,755)
Noninterest-earning assets	104,532			100,880
Total assets	$4,215,053			$3,716,755

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$130,206	$456	0.70%	$113,582	$427	0.76%
Savings accounts	33,774	170	1.01%	38,177	213	1.13%
Money market accounts	977,834	7,284	1.50%	577,686	5,747	2.01%
Certificates and brokered deposits	2,038,068	25,061	2.47%	2,074,812	26,146	2.54%
Total interest-bearing deposits	3,179,882	32,971	2.09%	2,804,257	32,533	2.34%
Other borrowed funds	584,504	8,051	2.77%	544,841	6,961	2.58%
Total interest-bearing liabilities	3,764,386	41,022	2.19%	3,349,098	39,494	2.38%
Noninterest-bearing deposits	67,107			42,558
Other noninterest-bearing liabilities	74,623			30,569
Total liabilities	3,906,116			3,422,225
Shareholders' equity	308,937			294,530
Total liabilities and shareholders' equity	$4,215,053			$3,716,755

Net interest income		$29,444			$32,349

Interest rate spread			1.24%			1.61%
Net interest margin			1.43%			1.79%
Net interest margin - FTE [2,3]			1.58%			1.97%

1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Loans and Deposits (unaudited)
Dollar amounts in thousands
	June 30, 2020		March 31, 2020		June 30, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$81,687	2.7%	$95,227	3.3%	$106,517	3.7%
Owner-occupied commercial real estate	86,897	2.9%	87,956	3.0%	82,148	2.8%
Investor commercial real estate	13,286	0.4%	13,421	0.5%	21,179	0.7%
Construction	77,591	2.6%	64,581	2.2%	47,849	1.7%
Single tenant lease financing	980,292	33.0%	972,275	33.6%	1,001,196	35.1%
Public finance	647,107	21.8%	627,678	21.7%	706,161	24.7%
Healthcare finance	380,956	12.8%	372,266	12.9%	212,351	7.4%
Small business lending	118,526	4.0%	54,056	1.9%	5,457	0.2%
Total commercial loans	2,386,342	80.2%	2,287,460	79.1%	2,182,858	76.3%

Consumer loans
Residential mortgage	208,728	7.0%	218,730	7.6%	318,678	11.1%
Home equity	22,640	0.8%	23,855	0.8%	26,825	0.9%
Trailers	147,326	5.0%	148,700	5.1%	144,704	5.1%
Recreational vehicles	102,088	3.4%	103,868	3.6%	100,518	3.6%
Other consumer loans	42,218	1.4%	44,037	1.5%	49,029	1.7%
Total consumer loans	523,000	17.6%	539,190	18.6%	639,754	22.4%

Net deferred loan fees, premiums, discounts and other [1]	64,332	2.2%	65,443	2.3%	38,544	1.3%

Total loans	$2,973,674	100.0%	$2,892,093	100.0%	$2,861,156	100.0%

	June 30, 2020		March 31, 2020		June 30, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$82,864	2.5%	$70,562	2.2%	$44,040	1.5%
Interest-bearing demand deposits	152,391	4.5%	123,233	3.9%	126,669	4.2%
Savings accounts	43,366	1.3%	32,485	1.0%	31,445	1.0%
Money market accounts	1,241,874	36.7%	930,698	29.3%	607,849	20.3%
Certificates of deposits	1,470,905	43.5%	1,493,644	47.0%	1,629,886	54.2%
Brokered deposits	389,389	11.5%	527,884	16.6%	566,374	18.8%
Total deposits	$3,380,789	100.0%	$3,178,506	100.0%	$3,006,263	100.0%

1 Includes carrying value adjustments of $46.0 million related to terminated interest rate swaps associated with public finance loans as of June 30, 2020 and $44.6 million and $22.2 million as of March 31, 2020 and June 30, 2019, respectively, related to interest rate swaps associated with public finance loans.

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Total equity - GAAP	$307,711	$305,127	$296,120	$307,711	$296,120
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible common equity	$303,024	$300,440	$291,433	$303,024	$291,433

Total assets - GAAP	$4,324,600	$4,168,146	$3,958,829	$4,324,600	$3,958,829
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible assets	$4,319,913	$4,163,459	$3,954,142	$4,319,913	$3,954,142

Common shares outstanding	9,799,047	9,801,825	10,016,458	9,799,047	10,016,458

Book value per common share	$31.40	$31.13	$29.56	$31.40	$29.56
Effect of goodwill	(0.48)	(0.48)	(0.46)	(0.48)	(0.46)
Tangible book value per common share	$30.92	$30.65	$29.10	$30.92	$29.10

Total shareholders' equity to assets	7.12%	7.32%	7.48%	7.12%	7.48%
Effect of goodwill	(0.11%)	(0.10%)	(0.11%)	(0.11)%	(0.11)%
Tangible common equity to tangible assets	7.01%	7.22%	7.37%	7.01%	7.37%

Total average equity - GAAP	$306,868	$311,005	$297,148	$308,937	$294,530
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Average tangible common equity	$302,181	$306,318	$292,461	$304,250	$289,843

Return on average shareholders' equity	5.15%	7.78%	8.26%	6.48%	8.09%
Effect of goodwill	0.08%	0.12%	0.13%	0.10%	0.13%
Return on average tangible common equity	5.23%	7.90%	8.39%	6.58%	8.22%

Total interest income	$34,222	$36,244	$36,844	$70,466	$71,843
Adjustments:
Fully-taxable equivalent adjustments [1]	1,437	1,535	1,612	2,972	3,169
Total interest income - FTE	$35,659	$37,779	$38,456	$73,438	$75,012

Net interest income	$14,426	$15,018	$16,105	$29,444	$32,349
Adjustments:
Fully-taxable equivalent adjustments [1]	1,437	1,535	1,612	2,972	3,169
Net interest income - FTE	$15,863	$16,553	$17,717	$32,416	$35,518

Net interest margin	1.37%	1.50%	1.73%	1.43%	1.79%
Effect of fully-taxable equivalent adjustments [1]	0.13%	0.15%	0.18%	0.15%	0.18%
Net interest margin - FTE	1.50%	1.65%	1.91%	1.58%	1.97%

Allowance for loan losses	$24,465	$22,857	$19,976	$24,465	$19,976

Loans	2,973,674	2,892,093	2,861,156	2,973,674	2,861,156
Adjustments:
PPP loans	(58,948)	—	—	(58,948)	—
Loans, excluding PPP loans	$2,914,726	$2,892,093	$2,861,156	$2,914,726	$2,861,156

Allowance for loan losses to loans	0.82%	0.79%	0.70%	0.82%	0.70%
Effect of PPP loans	0.02%	0.00%	0.00%	0.02%	0.00%
Allowance for loan losses to loans, excluding PPP loans	0.84%	0.79%	0.70%	0.84%	0.70%

1 Assuming a 21% tax rate